As filed with the Securities and Exchange Commission on April 18, 2005

Registration Number 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Endeavour International Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada		88-0448389
(State or Other Jurisdiction of		(I.R.S. Employer
Incorporation or Organization)		Identification Number)
1000 Main Street, Suite 3300
Houston, Texas 77002
(713) 307-8700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

H. Don Teague
Executive Vice President, General Counsel and Secretary
1000 Main Street, Suite 3300
Houston, Texas 77002
(713) 307-8700
Fax (713) 307-8794

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard L. Wynne
Porter & Hedges, L.L.P.
1000 Main Street, 36th Floor
Houston, Texas 77002-3663
(713) 226-6600
Fax (713) 226-6247

     Approximate date of commencement of proposed sale to the public: From time to time as determined by the selling securityholders.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be		Proposed Maximum		Proposed Maximum		Amount of
Securities to be Registered	Registered		Offering Price Per Unit		Aggregate Offering Price		Registration Fee
6.00% Convertible Senior Notes Due 2012	$81,250,000	(1)	100	%(2)(3)	$81,250,000	(2)(3)	$9,564
Common Stock, par value $0.001 per share	16,185,260	(4)	—	(4)	—	(4)	— (5)

(1)	Represents the aggregate principal amount of 6.00% Convertible Senior Notes Due 2012 that we issued in January, February and March 2005.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Exclusive of accrued interest and distributions, if any.

(4)	This number represents the number of shares of common stock initially issuable upon conversion of the notes registered hereby. For purposes of estimating the number of shares of common stock to be included in this registration statement upon conversion of the notes, we calculated the number of shares of common stock issuable upon conversion of the notes at an initial conversion rate of approximately 199.2032 shares per $1,000 principal amount of the notes. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the notes in connection with stock splits, stock dividends, recapitalizations or similar events and other anti-dilution provisions contained in the terms of the notes..

(5)	No additional consideration will be received for the common stock. Therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 18, 2005

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Endeavour International Corporation

$81,250,000
6.00% Convertible Senior Notes Due 2012 and
Common Stock Issuable upon Conversion of the Notes

     We sold $65,000,000 aggregate principal amount of our 6.00% Convertible Senior Notes Due 2012 on January 20, 2005, an additional $14,750,000 aggregate principal amount of the Notes on February 24, 2005 and an additional $1,500,000 aggregate principal amount of the Notes on March 1, 2005 in private placements. We refer to all of the 6.00% Convertible Senior Notes due 2012 that we sold as the “Notes.” Selling securityholders may use this prospectus to resell from time to time their Notes and shares of our common stock issuable upon conversion of the Notes. We will not receive any of the proceeds from this offering.

     Interest accrues from January 20, 2005 and the Notes mature on January 15, 2012. Prior to January 20, 2010, the Notes will not be redeemable at our option. Beginning on January 20, 2010, we may redeem the Notes in whole or in part at any time at a redemption price equal to 100 percent of the principal amount of the Notes plus any accrued and unpaid interest and liquidated damages, if any, on the Notes to but not including the redemption date.

     The Notes are convertible, at the option of the holder, at any time at or prior to maturity into shares of our common stock. The Notes are initially convertible at a conversion rate of 199.2032 shares of common stock per $1,000 principal amount of Notes, subject to adjustment, which is equal to an initial conversion price of approximately $5.02 per share.

     The Notes are our unsecured and unsubordinated obligations and rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. In addition, the Notes effectively rank junior to any future secured indebtedness we may incur and junior to our subsidiaries’ liabilities.

     Upon a change of control, each holder of Notes will have the right to require us to repurchase all or a portion of that holder’s Notes, together with accrued and unpaid interest and liquidated damages, if any, plus a make-whole premium under the circumstances described in this prospectus.

     Our common stock is listed for trading on the American Stock Exchange under the symbol “END.” On April 15, 2005, the closing sale price of our common stock was $3.51 per share.

     The Notes are eligible for trading in the The PORTALSM Market of the National Association of Securities Dealers, Inc. The Notes sold using this prospectus, however, will no longer be eligible for trading in The PORTALSM Market. We do not intend to list the Notes on any other national securities exchange or automated quotation system.

     Investing in the Notes and our common stock issuable upon their conversion involves certain risks. See “Risk Factors” beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or the common stock issuable upon conversion of the Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      __, 2005

About This Prospectus

     This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Under this shelf registration process, selling securityholders may from time to time sell the securities described in this prospectus in one or more offerings.

     This prospectus provides you with a general description of the securities that selling securityholders may offer. A selling securityholder may be required to provide you with a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus may include additional risk factors or other considerations applicable to that offering. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

     You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any person to give any information or to make any representations not contained or incorporated by reference in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You should not assume the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

SUMMARY

     The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference to fully understand the terms of the Notes as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Notes and the common stock issuable upon their conversion. As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our” or “Endeavour” refers to Endeavour International Corporation and its subsidiaries.

Our Company

     We are an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of oil and gas reserves in the North Sea. We also hold an interest in a natural gas development project in Thailand.

     We were incorporated as a Nevada corporation on January 13, 2000. Our common stock is quoted on the American Stock Exchange and began trading in June 2004 under the symbol “END.” Previously, our common stock traded under the symbol “EVOR” on the NASDAQ Over-the-Counter Bulletin Board. Our headquarters and principal executive offices are located at 1000 Main Street, Suite 3300, Houston, Texas 77002. Our telephone number is (713) 307-8700. The address of our website is www.endeavourcorp.com. The information on, or linked to or from, our website is not part of this prospectus.

The Offering

Notes Offered	$81,250,000 aggregate principal amount of 6.00% Convertible Senior Notes Due 2012.

Maturity	January 15, 2012.

Interest	The Notes bear interest at 6.00% per annum on the principal amount, payable semiannually on January 15 and July 15, beginning on July 15, 2005.

Conversion Rights	The Notes are convertible, at the option of the holder, at any time at or prior to maturity, into shares of our common stock at an initial conversion rate of 199.2032 shares of our common stock per $1,000 principal amount of Notes (equal to an initial conversion price of approximately $5.02 per share). The conversion rate is subject to adjustment. See “Description of the Notes—Conversion Rights.”

Ranking	The Notes are unsecured and unsubordinated and:

• rank on a parity in right of payment with all of our existing and future senior and unsecured debt;

• rank senior to any of our future subordinated debt;

• are effectively subordinated to any of our secured debt or other obligations to the extent of the value of the assets securing such debt or other obligations; and

• are effectively subordinated to all liabilities and preferred stock of our subsidiaries.

See “Description of the Notes—Ranking.” As of April 14, 2005 we had $85.3 million in unsecured indebtedness (including $81.25 million principal amount of Notes) and no secured indebtedness or other secured obligations and 19,714 shares of Series B Preferred Stock having an aggregate liquidation preference of approximately $2.3 million. As of April 14, 2005 our subsidiaries had indebtedness of approximately 26 million Norwegian Kroner (approximately $4 million) and no outstanding preferred stock.

Optional Redemption	Prior to January 20, 2010, the Notes are not redeemable at our option. Beginning on January 20, 2010, we may redeem the Notes in whole or in part for cash at any time at a redemption price equal to 100 percent of the principal amount of the Notes plus any accrued and unpaid interest and liquidated damages, if any, on the Notes to but not including the redemption date.

If we redeem the Notes, we will pay accrued and unpaid interest and liquidated damages, if any, on all Notes called for redemption, including Notes converted after the date we mailed the notice.

Change of Control	Upon a change of control event (as defined in the indenture governing the Notes), each holder of the Notes may require us to repurchase some or all of its Notes at a repurchase price equal to 100 percent of the aggregate principal amount of the Notes plus accrued and unpaid interest and liquidated damages, if any, to but not including the date of purchase, plus, in certain circumstances, a make-whole premium. See “Description of the Notes—Change of Control Permits Purchase of Notes at the Option of the Holder.”

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the Notes or the common stock issuable upon conversion of the Notes.

DTC Eligibility	The Notes were issued in book-entry form and are represented by permanent global certificates without coupons deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company (“DTC”) in New York, New York. Beneficial interests in the Notes is shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants, and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes—Form, Denomination and Registration.”

Registration Rights	We agreed, for the benefit of the holders, to file with the SEC within 90 days after the date of original issuance of the Notes, a shelf registration statement covering resales of the Notes and the shares of common stock issuable upon conversion of the Notes. This prospectus is a part of that shelf registration statement. We also agreed to use our best efforts to cause the shelf registration statement to become effective within 270 days after the date of original issuance of the Notes, and to keep it effective until such date that the holders of the Notes and the common stock issuable upon conversion of the Notes (other than our affiliates) are able to sell all such securities immediately without restriction pursuant to the volume limitations of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) or any successor rules thereto or otherwise. If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay liquidated damages to holders of Notes. If you convert some or all of your Notes into common stock, you will not be entitled to liquidated damages with respect to the common stock. However, if you convert your Notes when there exists a registration default, you will receive additional shares upon conversion. See “Description of the Notes—Registration Rights.”

Trading	The Notes issued in the private placements are eligible for trading in the NASD’s Private Offerings Resale Through Automated Linkages (“PORTAL”) market. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL market. We do not intend to list the Notes on any other national securities exchange or quotation system. Our common stock is traded on the American Stock Exchange under the symbol “END.”

Risk Factors	See “Risk Factors” and the other information included in this prospectus and our SEC filings for a discussion of factors you should carefully consider before deciding to invest in the Notes.

Ratio of Earnings to Fixed Charges

The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

Year Ended December 31,
2004	2003	2002	2001	2000
—	—	—	—	—

See “Ratio of Earnings to Fixed Charges” for more information regarding calculation of the ratios above.

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information contained in this prospectus, contained in our SEC filings or derived from your own examination of us and the terms of the securities before making an investment decision.

RISKS RELATED TO OUR BUSINESS

We have had operating losses to date and do not expect to be profitable in the foreseeable future.

     We have been operating at a loss each year since our inception, and we expect to continue to incur substantial losses for the foreseeable future. Net loss applicable to common stockholders for the years ended December 31, 2004, 2003 and 2002 was $23.8 million, $41.2 million and $4.8 million, respectively. We expect to incur substantial expenditures in connection with our oil and gas exploration activities. Further, we expect to continue to experience negative cash flow for the foreseeable future and cannot predict when, or if, we might become profitable.

If we are unable to generate additional financing, we will not be able to adequately fund our existing development and exploration projects, acquire additional oil and gas interests, or maintain our rights in such projects.

     We may not have an adequate amount of financial resources to adequately fund our development and exploration projects on a long-term basis. In the past, we have relied on the sale of our debt and equity securities to fund the acquisition, exploration and development of our petroleum properties. To continue funding these projects and to have the ability to fund additional projects, we will need to raise additional capital. We cannot assure you that additional funding will be available to us for exploration and development of our projects or to fulfill our obligations under any agreements. We also cannot assure you that we will be able to generate sufficient operating cash flow or obtain adequate financing in the future or that the terms of any such financing will be favorable. Failure to generate such additional operating cash flow or obtain such additional financing could result in delay, postponement or cancellation of further exploration and development of our projects or the loss of our interest in such properties.

Acquiring interests in properties for oil and natural gas exploration is speculative in nature and may not ever result in operating revenues or profits.

     We cannot assure you that we will discover oil and gas in commercial quantities in our current properties or properties we acquire in the future. Our success depends upon our ability to acquire working and revenue interests in properties upon which gas and oil reserves are ultimately discovered. We expect to ultimately derive the cash flow necessary to fund our operations from the oil and gas produced from our producing properties and/or the sale of our properties, but there is no assurance we will be able to do so.

In the event we are unable to identify additional gas and oil prospects in which we can acquire an interest at an affordable price, we may not be able to sustain our growth rate and ability to spread risk.

     One element of our business strategy is to continue to grow and spread risk through selected acquisitions of additional ownership interests in gas and oil prospects. If we are unable to execute this aspect of our strategy in a timely manner, we may not be able to manage our risks and our operations may be adversely affected. Some of the consequences could be:

•	we may not be able to identify additional desirable gas and oil prospects and acquire leasehold or other ownership interests in such prospects at a desirable price;

•	any of our completed, currently planned, or future acquisitions of ownership interests in gas and oil prospects may not include prospects that contain proven gas or oil reserves;

•	we may not have the ability to develop prospects which contain proven gas or oil reserves to the point of commercial production;

•	we may not have the financial ability to consummate additional acquisitions of ownership interests in gas and oil prospects or to develop the prospects which we acquire to the point of production; and

•	we may not be able to consummate such additional acquisitions on terms favorable to us.

We may not be able to replace production with new reserves.

     In general, the volume of production from oil and gas properties declines as reserves are depleted. The decline rates depend on reservoir characteristics. Our reserves will decline as they are produced unless we acquire properties with proved reserves or conduct successful development and exploration drilling activities. Our future natural gas and oil production is highly dependent upon our level of success in finding or acquiring additional reserves.

     Our recent growth is due in large part to acquisitions of producing properties. The successful acquisition of producing properties requires an assessment of a number of factors, some of which are beyond our control. These factors include recoverable reserves, future oil and gas prices, operating costs, and potential environmental and other liabilities, and other factors. Such assessments are inexact and their accuracy is inherently uncertain. In connection with such assessments, we perform a review of the subject properties, which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, the review will not permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We cannot assure you that we will be able to acquire properties at acceptable prices because the competition for producing oil and gas properties is intense and many of our competitors have financial and other resources that are substantially greater than those available to us.

Market fluctuations in the prices of oil and gas could adversely affect the price at which we can sell gas or oil discovered on our properties.

     Market fluctuations in the prices of oil and gas can adversely affect the price that we can sell gas and oil discovered on our properties. In recent decades, there have been periods of both worldwide over-production and underproduction of hydrocarbons and periods of both increased and relaxed energy conservation efforts. These conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis. These periods have historically been followed by periods of short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas. The excess or short supply of natural gas and crude oil has placed pressures on prices and has resulted in dramatic price fluctuations, even during relatively short periods of seasonal market demand. We cannot predict with any degree of certainty future oil and natural gas prices. Changes in oil and natural gas prices significantly affect our revenues, operating results, profitability and the value of our oil and gas reserves. Lower prices may reduce the amount of oil and natural gas that we can produce economically. In an attempt to reduce our price risk, we periodically enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices.

Lower oil and gas prices may cause us to record ceiling test write-downs.

     We use the full cost method of accounting for our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized costs of oil and gas properties (net of related deferred taxes), including estimated capitalized abandonment costs, may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10% and excluding cash flows related to estimated abandonment costs, plus the lower of cost or fair value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling test write-down.” This charge does not impact cash flow from operating activities, but does reduce net income. The risk that we will be required to write down the carrying value of oil and gas properties increases when oil and natural gas prices are low. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. We cannot assure you that we will not experience ceiling test write-downs in the future.

The oil and gas exploration industry is extremely competitive, which may adversely affect our profitability.

     The oil and gas industry is intensely competitive and we compete with other companies that have longer operating histories and greater financial and other resources than we do. Many of these companies not only explore for and produce crude oil and natural gas but also conduct refining operations and market petroleum and other products on a worldwide basis. These competitors can sustain longer periods of reduced prices of gas and oil and may also be in a better position to outbid us to purchase particular interests in oil and gas properties.

Our ability to produce sufficient quantities of oil and gas from our properties may be adversely affected by a number of factors outside of our control. If we are unable to produce oil and gas from our properties in commercial quantities, our operations will be severely affected.

     Our business of exploring for and producing oil and gas involves a substantial risk of investment loss. Drilling oil and gas wells involves the risk that the wells may be unproductive or that the wells, although productive, do not produce oil or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids, or other conditions may substantially delay or prevent completion of any well. This could result in a total loss of our investment in a particular property. Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic if water or other deleterious substances are encountered, which impair or prevent the production of oil and gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. As with any petroleum property, we cannot assure you that oil and gas will be produced from the properties in which we have interests, nor can we assure the marketability of oil and gas which may be acquired or discovered. There are numerous factors beyond our control, including the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, allowable production and environmental protection. We cannot predict how these factors will adversely affect our business.

We operate in foreign countries and are subject to political, economic and other uncertainties.

     We currently have operations in the United Kingdom, Norway, the Netherlands and, through our subsidiary PHT Partners, L.P., the Kingdom of Thailand. We may expand international operations to other countries or regions in the future. International operations are subject to political, economic and other uncertainties, including:

•	the risk of war, acts of terrorism, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

•	taxation policies, including royalty and tax increases and retroactive tax claims;

•	exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;

•	laws and policies of the U.S. affecting foreign trade, taxation and investment; and

•	the possibility of having to be subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

     Foreign countries have occasionally asserted rights to land, including oil and gas properties, through border disputes. If a country claims superior rights to oil and gas leases or concessions granted to us by another country, our interests could be lost or decreased in value. Various regions of the world have a history of political and economic instability. This instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in termination of contract rights and expropriation of foreign–owned assets. This could adversely affect our interests.

If the operator of a prospect in which we participate does not maintain or fails to obtain adequate insurance, our interest in such prospect could be materially and adversely affected.

     Oil and gas operations are subject to particular hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operation.

     We do not currently operate all of our oil and gas properties. In the projects in which we own a non-operating interest directly or own an equity interest in a limited partnership which in turn owns a non-operating interest, the operator for the prospect may maintain insurance of various types to cover our operations with policy limits and retention liability customary in the industry. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of our total investment in a particular prospect which could have a material adverse effect on our financial condition and results of operations.

The cost of decommissioning is uncertain.

     As a result of our business strategy, we expect to incur obligations to abandon and decommission certain structures in the North Sea. To date the industry has little experience of removing oil and gas structures in the North Sea. Fewer than 10% of the 400 structures have been removed and these were small steel structures and sub sea installations in the shallower waters of the Southern North Sea. In addition, certain groups have been established to study issues relating to decommissioning and abandonment and how the costs will be borne. Because the experience is limited, it is difficult to predict the costs of any future decommissions for which we might become obligated.

Our failure to comply with environmental regulations could result in significant fines and penalties and our cost of compliance with such regulations could result in large expenses, either of which could adversely affect our operations.

     Our operations are subject to a variety of national, state, local, and international laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Significant fines and penalties may be imposed for the failure to comply with environmental laws and regulations. Some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and gas related products.

     Some environmental protection laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for acts which were in compliance with all applicable laws at the time the acts were performed. Changes in the environmental laws and regulations, or claims for damages to persons, property, natural resources or the environment, could result in substantial costs and liabilities to us. Therefore, we may incur significant environmental compliance costs in the future.

Our failure to comply with various levels of governmental regulations to which we are subject could result in significant fines and/or penalties and our cost of compliance with such regulations could result in large expenses, either of which would adversely affect our operations.

     Oil and gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. Regulations and laws affecting the oil and gas industry are comprehensive and under constant review for amendment and expansion. These regulations and laws carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, adversely affects our profitability.

We are dependent on our executive officers and need to attract and retain additional qualified personnel.

     Our future success depends in large part on the service of William L. Transier and John N. Seitz, both of whom have substantial experience in the oil and gas industry. If either were to resign it could have a material adverse effect on our business, operating results and financial condition. While we have employment agreements with each of Mr. Transier and Mr. Seitz, there can be no assurance that such agreements will be enforceable in all circumstances, that we will have the resources to enforce such agreements or that we will have the ability to retain their services due to resignation or otherwise. Further, we do not intend to maintain key-person life insurance on either Mr. Transier or Mr. Seitz. Our future success also depends upon our ability to attract, assimilate and retain highly qualified technical and other management personnel. There can be no assurance that we will continue to attract, assimilate and retain key personnel, and the failure to do so will have a material adverse effect on our business, operating results and financial condition.

You may experience dilution of your ownership interests due to the future issuance of additional shares of our common stock.

     We may in the future issue our previously authorized and unissued securities which will result in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue 150,000,000 shares of common stock and 376,287 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. At April 14, 2005, we had issued 74,051,189 shares of common stock, and outstanding options and warrants to purchase an additional 6,648,500 shares of our common stock. We also have additional shares available for grant under our 2004 Incentive Plan. Additional incentive plans or amendments to existing incentive plans for employees may be adopted in the future. Issuance of these shares of common stock may substantially dilute the ownership interests of our existing stockholders. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our stock in connection with the hiring of personnel, future acquisitions, future private placements of our securities for capital raising purposes, or for other business purposes. This would further dilute the interests of our existing stockholders.

We do not intend to pay dividends in the foreseeable future.

     We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and therefore do not anticipate declaring or paying any dividends in the foreseeable future.

The trading price of our common stock may be volatile.

     The trading price of our shares has from time to time fluctuated significantly and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors, including the risk factors set forth herein, as well as our operating results, financial condition, announcements or drilling activities, general conditions in the oil and gas exploration and development industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock.

There is a limited market for our common stock.

     Our common stock is trading on the American Stock Exchange. Historically, there has not been an active trading market for significant volumes of our common stock. We are not certain that an active trading market for significant volumes of our common stock will develop, or if such a market develops, that it will be sustained.

If we are unable to fulfill commitments under any of our licenses, we will lose our interest in such license which will result in the loss of our entire investment in such license.

     Our ability to retain licenses in which we obtain an interest will depend on our ability to fulfill the commitments made with respect to each license. We cannot assure you that we or the other participants in the projects will have the financial ability to fund these potential commitments.

Our operations are extremely dependent on other companies and other service providers over which we have no control.

     While we employ exploration and development personnel, we may also rely upon the services of geologists, geophysicists, chemists, engineers and other scientists to assist in the exploration and analysis of our prospects to determine a method in which the prospects may be developed in a cost-effective manner. In addition, we rely upon the owners and operators of oil rigs and drilling equipment to drill and develop our prospects to production. Although we have developed relationships with a number of third party service providers, we cannot assure that we will be able to continue to rely on such persons. If any of these relationships with third party service providers are terminated or are unavailable on terms that are favorable to us, then we will not be able to execute our business plan.

Our debt level governing our debt could negatively impact our financial condition, results of operations and business prospects.

     As of April 14, 2005, we had $85.3 million in outstanding indebtedness, including $81.25 million aggregate principal amount of Notes. Our level of indebtedness could have important consequences on our operations, including:

•	making it more difficult for us to satisfy our obligations under the indentures or other debt and increasing the risk that we may default on our debt obligations;

•	requiring us to dedicate a substantial portion of our cash flow from operating activities to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general business activities;

•	decreasing our ability to successfully withstand a downturn in our business or the economy generally; and

•	placing us at a competitive disadvantage against other less leveraged competitors.

     We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the agreements governing our debt, it could lead to an event of default and the acceleration of our repayment of outstanding debt. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions.

     We may not have sufficient funds to make such repayments. If we are unable to repay our debt out of cash on hand, we could attempt to refinance such debt, sell assets or repay such debt with the proceeds from an equity offering. We cannot assure you that we will be able to generate sufficient cash flow from operating activities to pay the interest on our debt or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We cannot assure you that any such offering, refinancing or sale of assets can be successfully completed.

RISKS RELATED TO THE NOTES

There is no public market for the Notes, and we cannot assure you that a market for the Notes will develop.

     Although the Notes issued in the private placements are eligible for trading in the PORTAL market, the Notes sold using this prospectus will no longer be eligible for trading in the PORTAL market and we do not intend to list the Notes on any other national securities exchange or quotation system. We cannot assure you that an active trading market for the Notes will develop or be sustained. If an active market for the Notes fails to develop or be sustained, the Notes could trade at prices that may be lower than the initial offering price of the Notes. Whether or not the Notes will trade at lower prices depends on many factors, including:

•	prevailing interest rates and the markets for similar securities;

•	the market price of our common stock;

•	general economic conditions; and

•	our financial condition, historic financial performance, ability to successfully execute our business plan and future prospects.

Resale of the Notes and the common stock issuable upon conversion of the Notes is restricted.

     Although we are required to register the resale by the holders of the Notes and common stock into which the Notes are convertible, such registration may not be available to holders at all times. If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay liquidated damages to holders of Notes. If a holder converts some or all of its Notes into common stock, the holder will not be entitled to liquidated damages with respect to the common stock. However, if the holder converts the Notes when there exists a registration default, the holder will receive additional shares upon conversion. Selling holders may be subject to potential liability under the Securities Act. See the section of this prospectus entitled “Description of the Notes—Registration Rights.”

We will require a significant amount of cash to service the Notes and any current and future indebtedness we may incur, and our ability to generate cash depends on many factors beyond our control.

     Our ability to make payments on the Notes and any current and future indebtedness we may incur depends on our ability to generate sufficient cash flow. We expect that most of the debt that we borrow to fund our operations (including the Notes) will be repaid out of capital markets issuances of debt and equity, as we expect that any cash flow generated by operations will be reinvested to further grow our business. We do not expect to generate positive cash flow for the next several years, and we cannot assure you that:

•	our business will generate sufficient cash flow from operations in the future;

•	future borrowings or proceeds from equity issuances will be available in an amount sufficient to enable us to pay our indebtedness on or before maturity; or

•	we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Factors beyond our control will affect our ability to make these payments. These factors include those discussed elsewhere in these risk factors or in the risk factor sections in our SEC filings.

     If, in the future, we cannot generate sufficient cash flow from our operations to meet our debt service obligations, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms, if at all. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service obligations.

Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay us dividends and to advance us funds. In addition, our ability to participate in any distribution of our subsidiaries’ assets is generally subject to the prior claims of the subsidiaries’ creditors.

     Because we conduct our business primarily through our subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of our subsidiaries and their ability to pay us dividends and advance us funds. Contractual and legal restrictions applicable to our subsidiaries could also limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors.

We may not have the ability to raise the funds necessary to purchase the Notes for cash upon the occurrence of a change in control.

     Upon specified change in control events relating to us, each holder of the Notes may require us to purchase all or a portion of such holder’s Notes at a price equal to 100 percent of the principal amount, plus accrued and unpaid interest, if any, to but excluding the date of purchase, plus in certain circumstances, a make-whole premium. We cannot assure you that we would have sufficient financial resources to purchase the Notes for cash or to satisfy our other debt obligations if we are required to purchase the Notes upon the occurrence of a change of control. In addition, events involving a change in control may result in an event of default under other debt we may incur in the future. There can be no assurance what effect a change in control would have on our ability to pay interest, principal and premium, if any, on the Notes when due.

There are no restrictive covenants in the indenture governing the Notes relating to our ability to incur future indebtedness or complete other transactions.

     The indenture governing the Notes does not contain any financial covenants or restrictions on the payment of dividends, and does not restrict the issuance or repurchase of securities by us or our subsidiaries. Moreover, the indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a change of control except as described under “Description of the Notes—Change of Control Permits Purchase of Notes at the Option of the Holder.” Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations under the Notes could be adversely affected.

We may incur additional indebtedness ranking equal to the Notes.

     If we incur any additional debt that ranks equally with the Notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you, if any.

The Notes are unsecured and effectively subordinated to any secured indebtedness we may incur and the liabilities of our subsidiaries.

     The Notes are our senior unsecured obligations, junior in right of payment to any secured debt we may incur, to the extent of the collateral. In addition, the Notes are effectively junior in right of payment to the indebtedness and other liabilities of our subsidiaries. For further information, see “Description of the Notes—Ranking.”

     In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the Notes will be entitled to be paid in full from our assets before any payment may be made with respect to the Notes. Holders of the Notes will participate ratably with all holders of our other senior unsecured indebtedness, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than the holders of any secured indebtedness that we may then have outstanding.

There are provisions in our articles of incorporation, by-laws and the Nevada Revised Statutes that may discourage a change of control.

     Certain provisions of our amended and restated articles of incorporation (the “Articles of Incorporation”) and amended and restated bylaws (the “Bylaws”) and the Nevada Revised Statutes (the “NRS”) could delay or make more difficult a change of control transaction or any other business combination that may be beneficial to you. These provisions include, but are not limited to, the ability of our board of directors to issue a series of preferred stock, classification of our board of directors into three classes and limiting the ability of our stockholders to call a special meeting.

     We are subject to the “Combinations with Interested Stockholders Statute” (the “Combinations Statute”) and the “Control Share Acquisition Statute” (the “Control Share Statute”) of the NRS. The Combinations Statute provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the company before the person first became an interested stockholder. This could have the effect of delaying or making it more difficult for us to enter certain business combination transactions if those transactions involve interested stockholders. See also “Description of the Notes—Nevada Anti-Takeover Statutes.”

     Additionally, the Control Share Statute provides that persons who acquire a controlling interest, as defined, in a company may only be given full voting rights in their shares if such rights are conferred by the stockholders of the company at an annual or special meeting. However, any stockholder that does not vote in favor of granting such voting rights is entitled to demand that the company pay fair value for their shares, if the acquiring person has acquired at least a majority of all of the voting power of the company. As such, persons acquiring a controlling interest may not be able to vote their shares. Additionally, persons may not be able to acquire a controlling interest in us unless we are able to pay dissenting stockholders the fair value of their shares. See also “Description of the Notes—Nevada Anti-Takeover Statutes.”

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information about our company and the Notes and shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

     We file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

     We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:

•	our annual report on Form 10-K for the year ended December 31, 2004;

•	our current reports on Form 8-K filed on January 5, 2005, January 11, 2005, January 11, 2005, January 14, 2005, January 24, 2005, January 26, 2005, as amended by Form 8-K/A on February 4, 2005, February 25, 2005 and March 2, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on June 10, 2004, as amended by our amended registration statement on Form 8-A/A-1 filed on August 11, 2004, and including any other amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

Endeavour International Corporation
1000 Main Street, Suite 3300
Houston, Texas 77002
(713) 307-8700
Attention: General Counsel

FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus and in other public statements by us and our officers or directors includes or may contain certain forward-looking statements. The words “may,” “will,” “expect,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” and similar expressions used in this prospectus are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Many of these risks and uncertainties are set forth under the caption “Risk Factors” in this prospectus. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

USE OF PROCEEDS

     We will not receive any proceeds from the sale by any selling securityholder of the Notes or our common stock issuable upon conversion of the Notes.

RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

Year Ended December 31,
2004	2003	2002	2001	2000
—	—	—	—	—

     For purposes of this computation, earnings are defined as pretax earnings from continuing operations before adjustment for minority interest and equity losses in entities with oil and gas properties, plus interest expense, and amortization of debt discount and expense related to indebtedness. Fixed charges are interest expense, including amortization of debt discount and expenses on indebtedness.

     Earnings were insufficient to cover fixed charges by $22.6 million, $35.7 million and $4.1 million for the years ended December 31, 2004, 2003 and 2002, respectively. There were no fixed charges for the years ended December 31, 2001 and 2000.

PRICE RANGE OF COMMON STOCK

     Our common stock currently trades on the American Stock Exchange (the “AMEX”) under the symbol “END”. Between February and June 2004, our common stock traded on the OTC Bulletin Board under the symbol “EVOR.” From February 27, 2002 to February 27, 2004, our common stock traded on the OTC Bulletin Board under the symbol “CSOR”. The following table sets forth the range of high and low prices per share of our common stock for each of the calendar quarters identified below as reported by the AMEX or the OTC Bulletin Board. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low
Year Ended December 31, 2004:
Quarter ended March 31, 2004	$5.10	$2.18
Quarter ended June 30, 2004	4.35	3.35
Quarter ended September 30, 2004	3.50	2.55
Quarter ended December 31, 2004	4.55	3.22

Year Ended December 31, 2003:
Quarter ended March 31, 2003	5.25	3.30
Quarter ended June 30, 2003	3.47	2.63
Quarter ended September 30, 2003	2.90	1.95
Quarter ended December 31, 2003	2.29	2.10

Year Ended December 31, 2002:
Quarter ended March 31, 2002	3.75	2.90
Quarter ended June 30, 2002	6.25	3.00
Quarter ended September 30, 2002	6.40	4.90
Quarter ended December 31, 2002	5.50	4.05

     On April 15, 2005, the closing price of our common stock on the AMEX was $3.51 per share. As of April 14, 2005, the number of holders of record of our common stock was 330. We believe that there are a number of additional beneficial owners of our common stock who hold such shares in street name.

DIVIDEND POLICY

     We have not paid any cash dividends to date, and have no intention of declaring or paying any cash dividends on our common stock in the foreseeable future. Our Series B Preferred Stock is subject to a cumulative 8% dividend. Unless the full amount of the foregoing dividends is paid in full, we cannot declare or pay any dividend on our common stock. The declaration and payment of dividends is subject to the discretion of our Board of Directors and to certain limitations imposed under Nevada corporate laws. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our Board of Directors.

DESCRIPTION OF NOTES

     The Notes were issued under an indenture between us and Wells Fargo Bank, N.A., as trustee, dated January 20, 2005. The terms of the Notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the placement agents. As used in this section, the words “we,” “us,” “our” or “Endeavour” refer to Endeavour International Corporation.

     The following description of provisions of the Notes is not complete and is subject to, and qualified in its entirety by reference to, the Notes, the indenture and the registration rights agreement. You may request a copy of any of the foregoing documents without charge by writing or telephoning us at Endeavour International Corporation, 1000 Main Street, Suite 3300, Houston, Texas 77002; (713) 307-8700; Attention: General Counsel.

General

     The Notes are our general unsecured and unsubordinated obligations and are convertible into our common stock as described under “—Conversion Rights” below. The aggregate principal amount of the Notes is $81.25 million and such Notes will mature on January 15, 2012, unless earlier repurchased by us at our option beginning on January 20, 2010 or at the option of the holder upon the occurrence of a change of control (as defined below).

     The Notes bear interest from January 20, 2005 at the rate of 6.00% per year. Interest is payable semi-annually on January 15 and July 15 of each year beginning July 15, 2005 to holders of record at the close of business on the preceding January 1 and July 1, respectively. We may pay interest on certificated Notes by check mailed to such holders. However, a holder of Notes with an aggregate principal amount in excess of $3.0 million will be paid by wire transfer in immediately available funds at the election of such holder. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will cease to accrue on a Note upon its maturity, conversion or purchase by us.

     Principal is payable, and the Notes may be presented for conversion, registration or transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See “—Form, Denomination and Registration” below.

     We may, without the consent of the holders, increase the principal amount of the Notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the Notes offered hereby. The Notes and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture.

     The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of Notes in the event of a highly leveraged transaction or a change of control of Endeavour except to the extent described under “—Change of Control Permits Purchase of Notes at the Option of the Holder” below.

Conversion Rights

     The holders of Notes may, at any time prior to the close of business on the final maturity date of the Notes, convert any outstanding Notes (or portions thereof) into our common stock, initially convertible at a conversion rate of 199.2032 shares of common stock per $1,000 principal amount of Notes, which is equal to an initial conversion price of approximately $5.02 per share.

     The conversion rate is subject to adjustment upon the occurrence of those events described below. Holders may convert Notes only in denominations of $1,000 and whole multiples of $1,000. If we call Notes for redemption, you may convert the Notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or dividends paid on any common stock. Our delivery to the holder of the full number of shares of our common stock into which a note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note and any accrued and unpaid interest. Any accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. In addition, a holder may be entitled to receive a make-whole premium as described under “—Change of Control Permits Purchase of Notes at the Option of the Holder.” If a holder converts some or all of its Notes when there exists a registration default as described under “—Registration Rights,” the holder will receive additional shares upon conversion equal to 3% of the applicable conversion rate for each $1000 principal amount of Notes.

     If Notes are converted after a record date but prior to the next succeeding interest payment date, holders of such Notes at the close of business on the record date will receive the interest payable on such Notes on the corresponding interest payment date notwithstanding the conversion. Such Notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the principal amount of Notes so converted. We are not required to issue fractional shares of common stock upon conversion of Notes and instead will pay a cash adjustment based upon the market price of the common stock on the last trading day before the date of the conversion.

     A holder may exercise the right of conversion by delivering the Note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the Notes, the notice of conversion and any required funds have been so delivered. A holder delivering a Note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the Note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any Note is converted prior to the expiration of the holding period applicable for sales thereof under Rule 144(k) under the Securities Act (or any successor provision), the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the Note unless the applicable restrictions on transfer have been satisfied.

     The initial conversion rate will be adjusted for certain events, including:

•	the issuance of Endeavour common stock as a dividend or distribution on Endeavour common stock;

•	certain subdivisions and combinations of Endeavour common stock;

•	the issuance to all holders of Endeavour common stock of certain rights or warrants entitling them for a period of no more than 45 days to purchase Endeavour common stock at less than the market price of Endeavour common stock on the trading day immediately preceding the time of announcement of such issuance;

•	the dividend or other distribution to all holders of Endeavour common stock of shares of Endeavour capital stock (other than common stock), evidences of indebtedness or assets (including securities, but excluding (A) those rights and warrants referred to above, (B) dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or (C) dividends or distributions paid exclusively in cash);

•	dividends or other distributions consisting exclusively of cash to all holders of Endeavour common stock; and

•	the purchase of Endeavour common stock pursuant to a tender offer made by Endeavour or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with any cash and the fair market value of any other consideration paid in any other tender offer by Endeavour or any of its subsidiaries for Endeavour common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made, exceeds 10 percent of our market capitalization on the expiration of such tender offer.

     No adjustment in the conversion rate will be required unless such adjustment would require a change of at least one percent in the conversion rate then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing. We will not make any adjustment if holders of Notes are entitled to participate in the transactions described above.

     In the case of:

•	any reclassification or change of Endeavour common stock (other than changes resulting from a subdivision or combination) or

•	a consolidation, merger or combination involving Endeavour or a sale or conveyance to another corporation of all or substantially all of Endeavour’s property and assets,

     in each case as a result of which holders of Endeavour common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Endeavour common stock, the holders of the Notes then outstanding will be entitled thereafter to convert those Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such Notes been converted into Endeavour common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance (subject to our right to elect to adjust the conversion rate and the related conversion obligation as set forth in “Change of Control Permits Purchase of Notes at the Option of Holder — Conversion after a Public Acquirer Change of Control”).

     We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If a taxable distribution to holders of Endeavour common stock or other transaction occurs which results in any adjustment of the conversion rate, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock.

     We may from time to time, to the extent permitted by law, increase the conversion rate of the Notes by any amount for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as the board of directors deems advisable to avoid or diminish any income tax to holders of Endeavour common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Ranking

     The Notes are our unsecured and unsubordinated obligations. The Notes rank on a parity in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. However, the Notes are subordinated to our existing and future secured indebtedness as to the assets securing such indebtedness. As of April 14, 2005 we had $85.3 million in unsecured indebtedness (including $81.25 million aggregate principal amount of Notes) and no secured indebtedness or other secured obligations and 19,714 shares of Series B Preferred Stock having an aggregate liquidation preference of approximately $2.3 million. In addition, the Notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Our cash flow and consequent ability to meet our debt obligations depends in part on the earnings of our subsidiaries, and on dividends and other payments from our subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of our subsidiaries, could limit our ability to obtain cash from its subsidiaries for the purpose of meeting debt service obligations, including the payment of principal and interest on the Notes. Any rights to receive assets of any subsidiary upon its liquidation or reorganization and the consequent right of the holders of the Notes to participate in those assets will be subject to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which ease our claims would still be subordinate to any security interests in the assets of that subsidiary. As of April 14, 2005 our subsidiaries had indebtedness of approximately 26 million Norwegian Kroner (approximately $4 million) and no outstanding preferred stock.

Optional Redemption by Us

     Prior to January 20, 2010, the Notes will not be redeemable at our option. Beginning on January 20, 2010, we may redeem the Notes in whole or in part for cash at any time at a redemption price equal to 100 percent of the principal amount of the Notes plus any accrued and unpaid interest and liquidated damages, if any, on the Notes to but not including the redemption date.

     If we redeem the Notes, we will pay accrued and unpaid interest and liquidated damages, if any, on all Notes called for redemption, including Notes converted after the date we mailed the notice.

     We will give at least 20 days but not more than 60 days notice of redemption by mail to holders of Notes. Notes or portions of Notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

     If we do not redeem all of the Notes, the trustee will select the Notes to be redeemed in principal amount of $1,000 or integral multiples thereof, by lot or on a pro rata basis. If any Notes are to be redeemed in part only, we will issue a new Note or Notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your Notes is selected for partial redemption and you convert a portion of your Notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Change of Control Permits Purchase of Notes at the Option of the Holder

General

     If a change of control occurs, each holder of Notes will have the right to require us to repurchase all of that holder’s Notes, or any portion of those Notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice of a change of control at a repurchase price equal to 100 percent of the aggregate principal amount of the Notes to be repurchased, together with interest and liquidated damages, if any, accrued and unpaid to, but excluding, the repurchase date, plus a make-whole premium under the circumstances described below. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the Notes on the relevant record date.

     If a change of control occurs pursuant to the second bullet point in the definition of the term “change of control” set forth below, we will pay a make-whole premium to the holders of the Notes in addition to the purchase price of the Notes on the change of control purchase date. The make-whole premium will also be paid on the change of control purchase date to holders of the Notes who convert their Notes into common stock on or after the date on which we have given a notice to all holders of Notes of the occurrence of the change of control and on or before the change of control purchase date.

     The make-whole premium will be determined by reference to the table below and is based on the date on which the change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the transaction constituting the change of control. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing sale price per share of our common stock over the ten trading-day period ending on the trading day immediately preceding the effective date.

     The following table shows what the make-whole premiums would be for each hypothetical stock price and effective date set forth below, expressed as a percentage of the principal amount of the Notes.

Make-whole premium upon a change of control (% of face value)
Stock price on effective date
Effective date	$3.72	$5.00	$6.00	$7.00	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00
January 15, 2005	0.0%	23.2%	21.7%	20.2%	19.0%	17.9%	17.0%	16.2%	15.5%	14.9%	14.3%	13.7%	13.2%
January 15, 2006	0.0%	21.4%	19.6%	18.0%	16.7%	15.6%	14.8%	14.0%	13.3%	12.7%	12.2%	11.7%	11.2%
January 15, 2007	0.0%	19.0%	16.9%	15.1%	13.7%	12.6%	11.8%	11.1%	10.5%	10.0%	9.5%	9.1%	8.7%
January 15, 2008	0.0%	15.7%	13.1%	11.1%	9.6%	8.6%	7.8%	7.3%	6.8%	6.5%	6.2%	5.9%	5.7%
January 15, 2009	0.0%	10.8%	7.5%	5.3%	4.0%	3.3%	2.8%	2.5%	2.4%	2.2%	2.1%	2.1%	2.0%
January 15, 2010	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
January 15, 2011	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
January 15, 2012	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

The actual stock price and effective date may not be set forth on the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make-whole premium will be determined by a straight-line interpolation between the make-whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

•	if the stock price on the effective date exceeds $16.00 per share (subject to adjustment as described below), no make-whole premium will be paid; and

•	if the stock price on the effective date is less than or equal to $3.72 per share (subject to adjustment as described below), no make-whole premium will be paid.

     The stock prices set forth in the first row of the table above will be adjusted as of any date on which the conversion rate of the Notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

     We will pay, at our option, the repurchase price and/or the make-whole premium in cash or shares of our common stock.

     If we decide to pay the repurchase price and/or the make-whole premium in shares of our common stock, the value of our common stock to be delivered in respect of the repurchase price and/or the make-whole premium shall be deemed to be equal to the average closing sale price per share of our common stock over the ten trading-day period ending on the trading day immediately preceding the change of control purchase date. We may pay the repurchase price and/or the make-whole premium in shares of our common stock only if the information necessary to calculate the closing sale price per share of our common stock is published in a daily newspaper of national circulation or by other appropriate means.

     In addition, our right to pay the repurchase price and make-whole premium in shares of our common stock is subject to our satisfying various conditions, including:

•	listing such common stock on the American Stock Exchange or such other principal United States securities exchange on which our common stock is then listed or, if not so listed, on The NASDAQ National Market® or the NASDAQ Over-the-Counter Bulletin Board, and complying with the listing requirements thereof;

•	the registration of the common stock under the Securities Act and the Exchange Act, if required; and

•	any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If such conditions are not satisfied with respect to a holder prior to the close of business on the change of control purchase date, we will pay the repurchase price and make-whole premium in cash. We may not change the form of consideration to be paid with respect to the repurchase price and make-whole premium once we have given the notice that we are required to give to holders of record of Notes, except as described in the immediately preceding sentence.

     Within 30 days after the occurrence of a change of control, we are required to give notice to all holders of record of Notes, as provided in the indenture, stating among other things, (1) the occurrence of a change of control and of their resulting purchase right, (2) whether we will pay the repurchase price in cash or shares of our common stock and (3) whether we will pay the make-whole premium in cash or shares of our common stock. We must also deliver a copy of our notice to the trustee.

     Our obligation to pay make-whole premiums could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

     In order to exercise the purchase right upon a change of control, a holder must deliver prior to the change of control purchase date a change of control purchase notice stating among other things:

•	if certificated Notes have been issued, the certificate numbers of the Notes to be delivered for purchase;

•	the portion of the principal amount of Notes to be purchased, in integral multiples of $1,000; and

•	that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture.

     If the Notes are not in certificated form, a holder’s change of control purchase notice must comply with appropriate DTC procedures.

     A holder may withdraw any change of control purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the change of control purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn Notes;

•	if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

•	the principal amount, if any, of the Notes which remains subject to the change of control purchase notice.

     In connection with any purchase offer in the event of a change of control, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

     Payment of the change of control purchase price for a Note for which a change of control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Note, together with necessary endorsements, to the paying agent at any time after delivery of such change of control purchase notice. Payment of the change of control purchase price for the Note will be made promptly following the later of the change of control purchase date or the time of delivery of the Note.

     If the paying agent holds money or securities sufficient to pay the change of control purchase price of the Note on the change of control purchase date in accordance with the terms of the indenture, then, immediately after the change of control purchase date, the Note will cease to be outstanding and interest on such Note will cease to accrue, whether or not the Note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the change of control purchase price upon delivery of the Note.

     A “change of control” will be deemed to have occurred at such time after the original issuance of the Notes when the following has occurred:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of 50 percent or more of the total voting power of the total outstanding voting stock of Endeavour other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

•	Endeavour consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into Endeavour, other than:

•	any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Endeavour’s capital stock and (B) pursuant to which holders of Endeavour’s capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50 percent or more of the total voting power of all shares of Endeavour’s capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction;

•	any merger solely for the purpose of changing Endeavour’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

•	any transaction in which all of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock traded on a U.S. national securities exchange or quoted on The NASDAQ National Market®, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the Notes become convertible solely into such common stock; or

•	during any consecutive two-year period, individuals who at the beginning of that two-year period constituted the board of directors of Endeavour (together with any new directors whose election to such board of directors, or whose nomination for election by stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Endeavour then in office; or

•	Endeavour’s stockholders pass a special resolution approving a plan of liquidation or dissolution and no additional approvals of stockholders are required under applicable law to cause a liquidation or dissolution.

     The definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of Endeavour’s assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a conveyance, transfer, lease, or other disposition of less than all of Endeavour’s assets may be uncertain.

     Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Notes. We will comply with this rule to the extent applicable at that time.

     We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to purchase Notes at the option of the holders of Notes upon a change of control. In some circumstances, the change of control purchase feature of the Notes may make more difficult or discourage a takeover of us and thus the removal of incumbent management. The change of control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is the result of negotiations between us and the placement agents.

     We may, to the extent permitted by applicable law, at any time purchase the Notes in the open market or by tender at any price or by private agreement. Any Notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     The foregoing provisions would not necessarily protect holders of the Notes if highly leveraged or other transactions involving us occur that may adversely affect holders. Our ability to repurchase Notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the Notes that might be delivered by holders of Notes seeking to exercise the repurchase right. Any failure by us to repurchase the Notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under indebtedness that we may incur in the future.

     No Notes may be purchased by us at the option of holders upon the occurrence of a change of control if there has occurred and is continuing an event of default with respect to the Notes, other than a default in the payment of the change of control purchase price with respect to the Notes.

Conversion after a Public Acquirer Change of Control

     Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of paying a make-whole premium as described in “—General” above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the Notes will be entitled to convert their Notes into a number of shares of public acquirer common stock (as defined below) by multiplying the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) or (ii) in the case of any other public acquirer change of control, the average of the last reported sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

     A “public acquirer change of control” means any event constituting a “change of control” that would otherwise obligate us to pay a make-whole premium as described above under “—General” and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer or of which the acquirer is a directly or indirectly wholly-owned subsidiary) has a class of common stock traded on a national securities exchange or quoted on The NASDAQ National Market® or which will be so traded or quoted when issued or exchanged in connection with such event (the “public acquirer common stock”).

     After the adjustment of the conversion rate in connection with a public acquirer change of control, the conversion rate will be subject to further similar adjustments in the event that any of the events described in “— Conversion Rights” above occur thereafter.

     Upon a public acquirer change of control, if we so elect, holders may convert their Notes at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the make-whole premium described under “—General.” We are required to notify holders of our election in our notice to holders of such transaction. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of its Notes as described under “—General” above.

Events of Default

     Each of the following will constitute an event of default under the indenture:

•	our failure to pay when due the principal of or make-whole premium, if any, on any of the Notes at maturity or exercise of a repurchase right or otherwise;

•	our failure to pay an installment of interest (including liquidated damages, if any) on any of the Notes for 30 days after the date when due;

•	failure by us to deliver shares of common stock, together with cash instead of fractional shares and any make-whole premium, when those shares of common stock, or cash instead of fractional shares and any make-whole premium, are required to be delivered following conversion of a Note, and that default continues for 10 days;

•	failure by us to give a change of control notice within 30 days of the occurrence of the change of control;

•	our failure to perform or observe any other term, covenant or agreement contained in the Notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25 percent in aggregate principal amount of the Notes then outstanding;

•	either (a) our failure or the failure of any of our significant subsidiaries to make any payment by the end of the applicable grace period, if any, after the final scheduled payment date for such payment with respect to any indebtedness for borrowed money in an aggregate principal amount in excess of $5 million, or (b) the acceleration of indebtedness for borrowed money of the company or any of our significant subsidiaries in an aggregate amount in excess of $5 million because of a default with respect to such indebtedness, without such indebtedness referred to in either (a) or (b) above having been discharged, cured, waived, rescinded or annulled, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25 percent in aggregate principal amount of the Notes then outstanding; and

•	certain events of our bankruptcy, insolvency or reorganization.

     The term “significant subsidiary” means a subsidiary, including its subsidiaries, that meets any of the following conditions:

•	Endeavour’s and its other subsidiaries’ investments in and advances to the subsidiary exceed 10 percent of the total assets of Endeavour and its subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	Endeavour’s and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10 percent of the total assets of Endeavour and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	Endeavour’s and its other subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10 percent of such income of Endeavour and its subsidiaries consolidated for the most recently completed fiscal year.

     The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the Notes when due or in the payment of any repurchase obligation.

     If an event of default specified in the seventh bullet point above occurs and is continuing, then automatically the principal of all the Notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to the seventh bullet point above (the default not having been cured or waived as provided under “—Modifications and Waiver” below), the trustee or the holders of at least 25 percent in aggregate principal amount of the Notes then outstanding may declare the Notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding upon the conditions provided in the indenture. However, if an event of default is cured prior to such declaration by the trustee or holders of the Notes as discussed above, the trustee and the holders of the Notes will not be able to make such declaration as a result of that cured event of default.

     Overdue payments of interest, liquidated damages and premium, if any, and principal shall accrue interest at 8.00% per year.

     The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of Notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the Notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

     We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

     We may, without the consent of the holders of Notes, consolidate with, merge or convert into or transfer all or substantially all of our assets to (1) any other entity organized under the laws of the United States or any of its political subdivisions or (2) if we deliver to the trustee a written opinion of legal counsel reasonably acceptable to the trustee to the effect that the rights of holders of the Notes would not be affected adversely as a result of the law of the jurisdiction of organization of the surviving entity insofar as such law affects the ability of the surviving entity to pay and perform any obligations and undertakings in connection with the Notes or the ability of the holders to enforce such obligations and undertakings, any other entity organized under the laws of a foreign jurisdiction and:

•	the surviving entity assumes all our obligations under the indenture and the Notes;

•	at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

Modifications and Waiver

     The indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of Notes;

•	surrendering any right or power conferred upon us, including, without limitation, the right to pay the repurchase price and/or make-whole premium in shares of our common stock;

•	providing for the assumption of our obligations to the holders of Notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate or reducing the conversion price, provided that the increase or reduction will not adversely affect the interests of holders of Notes in any material respect;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modification to the indenture necessary in connection with the registration of the Notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interest of the holders of the Notes in any material respects;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, however, that any change to conform the indenture to the description of the Notes contained in this prospectus shall be deemed not to adversely affect the interests of the holders of the Notes in any material respect;

•	adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Notes in any material respect;

•	complying with the requirements regarding merger or transfer of assets; or

•	providing for uncertificated Notes in addition to the certificated Notes so long as such uncertificated Notes are in registered form for the purposes of the Internal Revenue Code of 1986, as amended.

     Modifications and amendments to the indenture or to the terms and conditions of the Notes may also be made, and any past default by us may be waived with the written consent of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding. However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each Note so affected:

•	change the payment date of the principal of or any installment of interest on that Note (including any payment of liquidated damages or make-whole premium);

•	reduce the principal amount of, or any make-whole premium or interest on (including any payment of liquidated damages), any Note;

•	change the currency of payment of such Note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the Notes; or

•	reduce the percentage in aggregate principal amount of Notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

     We may discharge our obligations under the indenture while Notes remain outstanding, subject to certain conditions, if all outstanding Notes become due and payable at their scheduled maturity within one year, and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity. However, we will remain obligated to issue shares of our common stock upon conversion of the Notes until such maturity as described under “—Conversion Rights.”

Form, Denomination and Registration

     The Notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

     Global Notes: Book-Entry Form. The Notes were initially offered only to qualified institutional buyers as defined in Rule 144A under the Securities Act. The Notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee. The global notes and any notes issued in exchange therefor are subject to certain restrictions on transfer set forth in the global notes and in the indenture and bear a restrictive legend. Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global notes to such persons may be limited. We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. We, the trustee and any paying agent will have no responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes. It is DTC’s current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

     If you would like to convert your Notes into common stock pursuant to the terms of the Notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests. Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the

Notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate. Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Notes, including, without limitation, the presentation of Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the Notes for which directions have been given.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the placement agents. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Notes to be issued in definitive form in exchange for the global notes. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes. According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Certificated Notes may be issued in exchange for beneficial interests in Notes represented by the global notes only in the limited circumstances set forth in the indenture.

Governing Law

     The indenture and the Notes are governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

     Wells Fargo Bank, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the Notes. StockTrans, Inc. is the transfer agent and registrar for Endeavour’s common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

     We have agreed, at our expense, to file with the SEC not later than the date that is 90 days after the earliest date of original issuance of any of the Notes, subject to certain conditions set forth below, a shelf registration statement covering resales by holders of the Notes and the common stock issuable upon conversion of the Notes. This prospectus is a part of that shelf registration statement. Under the terms of the registration rights agreement, we also agreed to use our best efforts to:

•	cause the registration statement to become effective as promptly as is practicable, but in no event later than 270 days after the earliest date of original issuance of any of the Notes; and

•	keep the registration statement effective until such date that the holders of the Notes and the common stock issuable upon conversion of the Notes (other than any of such who are affiliates of Endeavour within the meaning of Rule 144 under the Securities Act) are able to sell all such securities immediately without restriction pursuant to the volume limitations of Rule 144 under the Securities Act or any successor rule thereto or otherwise.

     We also agreed to provide to each registered holder copies of this prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes and the common stock issuable upon conversion of the Notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in this prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws. We may suspend the holder’s use of this prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Each holder, by its acceptance of a Note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

     If,

•	on the 270th day following the earliest date of original issuance of any of the Notes, the shelf registration statement has not been declared effective;

•	the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

•	on the 45th day of any period that this prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated

     (each, a registration default), additional interest as liquidated damages will accrue on the Notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured.

     Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	an additional 0.25 percent of the principal amount to and including the 90th day following such registration default; and

•	an additional 0.5 percent of the principal amount from and after the 91st day following such registration default.

     In no event will liquidated damages accrue at a rate per year exceeding 0.5 percent. If a holder converts some or all of its Notes into common stock, the holder will not be entitled to liquidated damages with respect to the common stock. However, if the holder converts the Notes when there exists a registration default, the holder will receive additional shares upon conversion. See “—Conversion rights.” In addition, such holder will receive, on the settlement date for any Notes submitted for conversion when there exists a registration default, accrued and unpaid liquidated damages to the conversion date relating to such settlement date.

     We distributed a questionnaire to each holder to obtain certain information regarding the holder for inclusion in this prospectus. Holders were required to complete and deliver the questionnaire within 20 business days after receipt of the questionnaire to be named as selling stockholders in this prospectus. From time to time, we will add new holders to the shelf registration statement by supplement or post-effective amendment, if required, following prior receipt of a questionnaire. However, in no event will we be required to supplement the shelf registration statement more than once in any month or file a post-effective amendment more than once in a quarter solely for the purpose of naming holders as selling securityholders who are not named in the shelf registration statement. If we do not comply with the requirements to add new holders in accordance with the registration rights agreement, such holders will be entitled to liquidated damages. However, a holder will not be entitled to liquidated damages in such event unless it has provided all information requested by the questionnaire.

     The specific provisions relating to the registration described above are contained in the registration rights agreement which we entered into upon the initial closing of the offering of the Notes on January 20, 2005.

Nevada Anti-Takeover Statutes

     The Combinations Statute, contained in Sections 78.411 through 78.444 (inclusive) of the NRS, and the Control Share Statute, contained in Sections 78.378 through 78.3793 (inclusive) of the NRS, may have the effect of delaying or making it more difficult to effect a change in control of Endeavour. The Combinations Statute generally prohibits a Nevada corporation with 200 or more stockholders of record from engaging in certain “combinations,” such as a merger or consolidation, with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the company before the person first became an interested stockholder. The purpose of the Combinations Statutes is to ensure that management and stockholders of a Nevada corporation are involved in any potential and material changes to the corporate ownership structure. A “combination” means (1) any merger or consolidation; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the corporation’s assets having a total market value equal to 10% or more of the total market value of all the assets of the corporation; or 5% or more of the total market value of all outstanding shares of the corporation or representing 10% or more of the earning power of the corporation; or (3) the issuance or transfer by the corporation of any shares of the corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to shareholders except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all shareholders of the corporation. An “interested stockholder” generally means (1) a person or group that owns 10% or more of a corporation’s outstanding voting securities or (2) an affiliate or associate of the corporation that at any time during the past three years was the owner of 10% or more of the corporation’s then outstanding voting securities, unless the acquisition of the 10% or larger percentage was approved by the board of directors before the acquisition. If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders or if the consideration to be paid by the interested stockholder is fair as provided in the statute.

     The Control Share Statute governs acquisitions of a controlling interest of certain publicly held corporations. The purpose of the Control Share Statute, like the Combinations Statute, is to statutorily provide management a measure of involvement in connection with potential changes of control. The Control Share Statute will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless the articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These provisions provide generally that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares. A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of the Control Share Statute, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses any one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is StockTrans, Inc., and its telephone number is (610) 649-7300.

DESCRIPTION OF CAPITAL STOCK

General

     Our Articles of Incorporation authorize us to issue 155,308,074 shares of capital stock, consisting of 150,000,000 shares of common stock, par value $0.001 per share, and 5,308,074 shares of preferred stock, par value $0.001 per share. Our total authorized preferred stock was formerly 10,000,000 shares, but as a result of our repurchase and conversion of an aggregate of 4,691,926 shares of our outstanding preferred stock in connection with our February 2004 restructuring, our authorized preferred stock was reduced to 5,308,074 shares. The following summary description of our capital stock is not complete and does not give effect to applicable statutory and common law. This summary description is also subject to the applicable provisions of our Articles of Incorporation and Bylaws.

Common Stock

     Shares of our common stock are alike and equal in all respects and have one vote for each share held of record for the election of directors and all other matters submitted to the vote of stockholders. Holders of our common stock do not have cumulative voting rights, and thus, holders of a majority of the shares of our common stock represented at a meeting at which a quorum is present can elect all directors. Subject to any restrictions imposed by any of our lenders and after any requirements with respect to preferential dividends, if any, on the preferred stock have been met, then, and not otherwise, dividends payable in cash or in any other medium may be declared by our board of directors and paid on the shares of common stock out of funds legally available therefore. After satisfaction of all our debts and liabilities and distribution in full of the preferential amount, if any, to be distributed to the holders of preferred stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or our winding-up, the holders of our common stock shall be entitled to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively. The holders of our common stock do not have any preferential, preemptive right, or other right of subscription to acquire any of our shares authorized, issued or sold, or to be authorized, issued or sold (or any instrument convertible into our shares) other than to the extent, if any, our board of directors may determine from time to time. As of April 14, 2005, there were 74,051,189 shares of our common stock issued and outstanding.

Preferred Stock

     Our board of directors has the authority, without stockholder approval, to issue preferred stock in one or more series at such time or times and for such consideration or considerations as our board of directors may determine pursuant to a resolution or resolutions providing for such issuance duly adopted by our board of directors and may determine, for any series of preferred stock, the terms and rights of the series, including the following:

•	the distinctive designation, stated value and number of shares comprising such series, which number may (except where otherwise provided by our board of directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of our board of directors;

•	the rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

•	whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights, including securities of any other corporation, payable in case of redemption;

•	whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

•	the rights to which the holders of the shares of that series shall be entitled in the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up and the relative rights of priority, if any, of payment of shares of that series;

•	whether the shares of that series shall be convertible into or exchangeable for shares of capital stock of any class or any other series of preferred stock and, if so, the terms and conditions of such conversion or exchange including the rate of conversion or exchange, the date upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event upon or after which they shall be convertible or exchangeable, at whose option they shall be convertible or exchangeable, and the method of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

•	whether the shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

•	whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

•	any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualification, limitation or restriction of such series, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our Articles of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Nevada.

     Because the holders of our preferred stock may be entitled to vote on some matters as a class, issuance of our preferred stock could have the effect of delaying, deferring or preventing a change of control. The rights of the holders of our common stock may be adversely affected by the rights of the holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility, could have the effect of making it more difficult for a third party to acquire control of us.

Series B Preferred Stock

     Of the 5,308,074 shares of our authorized preferred stock, 376,287 shares are designated as Series B Preferred Stock, par value $0.001 per share. The authorized shares of Series B Preferred Stock were originally 500,000 shares, however, as a result of our repurchase of an aggregate of 123,713 shares of Series B Preferred Stock in connection with our February 2004 restructuring, the authorized shares were reduced from 500,000 to 376,287. The Series B Preferred Stock generally provides for the following rights, preferences and obligations. The shares of Series B Preferred Stock accrue a cumulative dividend of 8% of the $100 original issue price of such shares per annum which is payable prior to any dividend or other distribution on shares of our common stock. In the event of our liquidation, dissolution, or winding up, the shares of Series B Preferred Stock have a liquidation preference of $100 per share (plus all accrued and unpaid dividends thereon) prior to any payment or distribution to holders of shares of our common stock. Except as otherwise provided by law, holders of shares of Series B Preferred Stock have the right to vote together with the holders of our common stock on all matters presented to holders of our common stock and have one vote per share. We also have the right to redeem all or any portion of the Series B Preferred Stock at any time by payment of $100 per share plus all accrued and unpaid dividends due thereon. As of April 14, 2005, there were 19,714 shares of Series B Preferred Stock issued and outstanding.

Anti-Takeover Provisions of our Articles Of Incorporation and Bylaws

     Our Articles of Incorporation and Bylaws contain provisions that could delay, discourage or make more difficult a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that a stockholder might consider in its best interest. The following is a summary of these provisions.

Preferred Stock

     Although our board of directors has no current intent to do so, it could issue a series of preferred stock that could, depending on its terms, impede the completion of a merger, tender offer or other takeover attempt. Any decision by our board of directors to issue such stock will be based on their judgment as to the best interest of Endeavour and its stockholders.

Special Meeting of Stockholders

     Our Bylaws provide that special meetings of our stockholders can only be called by resolution of the board of directors or by the written request of stockholders owning a majority of the issued and outstanding capital stock entitled to vote. Thus, without approval by our board of directors or the holders of a majority of our shares of voting capital stock, minority stockholders may not call special meetings of our stockholders.

Classified Board of Directors

     Effective July 7, 2004, our board of directors adopted an amendment to our Bylaws implementing a classified board consisting of Class I, Class II and Class III directors. The initial term of the directors elected at the annual meeting of stockholders on August 24, 2004 was (i) for Class I directors, until the next annual meeting of stockholders after the 2004 annual meeting, (ii) for Class II directors, until the second annual meeting of stockholders after the 2004 annual meeting and (iii) for Class III directors, until the third annual meeting of stockholders after the 2004 annual meeting. Thereafter, at each subsequent annual meeting of our stockholders, the directors of the class elected at such meeting will serve for three-year terms. Our Bylaws provide for one to fifteen directors (as determined by resolution of our board of directors). Our Bylaws also provide that any vacancies may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or special meeting of the stockholders. These provisions may impede a stockholder from gaining control of the board of directors by removing incumbent directors or increasing the number of directors and simultaneously filling the vacancies or newly created directorships with its own nominees.

     Notwithstanding the foregoing, our Bylaws provide that the holders of two-thirds of our outstanding shares of stock entitled to vote may at any time preemptorily terminate the term of office of all or any of the directors by vote at a meeting called for such purpose or by a written statement filed with our secretary or, in his or her absence, with any other officer.

Limitations on Liability and Indemnification of Officers and Directors

     Our Articles of Incorporation provide that none of our officers or directors will be personally liable to Endeavour or its stockholders for damages for breach of fiduciary duty as a director or officer, other than (1) for acts or omissions that involve intentional misconduct, fraud or knowing violation of law or (2) the unlawful payment of a distribution. In addition, our Articles of Incorporation and Bylaws provide that we will indemnify our officers and directors and advance related costs and expenses incurred by our officers and directors to the fullest extent permitted by Nevada law. In addition, we may also enter into agreements with any officer or director and may obtain insurance indemnifying officers and directors against certain liabilities incurred by them. Such provisions may have the effect of preventing changes in our management.

Nevada Anti-Takeover Statutes

     For a description of the Nevada anti-takeover statutes, see “Description of the Notes – Nevada Anti-Takeover Statutes.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the Notes and common stock into which the Notes may be converted by a beneficial owner of the Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect.

     In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to investors that may be subject to special rules, such as:

•	financial institutions,

•	insurance companies,

•	regulated investment companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	U.S. persons whose functional currency is not the U.S. dollar,

•	U.S. expatriates, or

•	persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction.

     This discussion is limited to beneficial owners who hold the Notes as capital assets (within the meaning of section 1221 of the Code). If a partnership (or entity treated as a partnership for U.S. federal income tax purposes) holds Notes or common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership (or entity treated as a partnership for U.S. federal income tax purposes) acquiring the Notes or common stock, you should consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the Notes or common stock. This discussion also does not address the alternative minimum tax consequences to holders, or the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES.

Consequences to U.S. Holders

     You are a “U.S. holder” for purposes of this discussion if you are, for U.S. federal income tax purposes, a beneficial owner of a Note or common stock who is:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Interest on the Notes

     If you are a U.S. holder, you will generally be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with your regular method of accounting for federal income tax purposes.

     In certain circumstances (see “Description of the Notes — Change of Control Permits Purchase of Notes at the Option of the Holder” and “Description of the Notes — Registration Rights”), we may be obligated to pay amounts on the Notes in excess of stated interest or principal on the Notes. We intend to take the position that such amounts should be taxable as ordinary income at the time received or accrued in accordance with your regular method of accounting, and that the possibility that such additional amounts will be paid does not affect the timing or amount of interest income that you will recognize or the character of the income you may recognize on a taxable disposition of a note. Our determination with respect to these contingencies is binding on you unless you disclose your contrary position in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service (“the “IRS”), and if the IRS were to challenge this determination, you might be required to accrue additional income on your Notes and to treat as ordinary income, rather than capital gain, certain income you recognize on the taxable disposition of a Note.

     A U.S. holder may make an election to include in gross income all interest that accrues on a Note (including stated interest, additional amounts, market discount and de minimis market discount, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). Such election may be revoked only with the permission of the IRS.

Market Discount

     If you purchase a Note for an amount that is less than its stated redemption price at maturity (i.e. the par amount of the Note), the amount of the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount. In such circumstances, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of a Note, as ordinary income to the extent of the market discount accrued on the Note at the time of the payment or disposition unless this market discount has been previously included in income by you pursuant to an election to include market discount in income as it accrues, or pursuant to a constant yield election as described under “–Interest on the Notes” above.

     If the Note is disposed of in certain nontaxable transactions (not including its conversion into common stock), accrued market discount will be includible as ordinary income by you as if you had sold the Note in a taxable transaction at its then fair market value. In addition, you may be required to defer, until the maturity of the Note or its earlier disposition (including certain nontaxable transactions, but not including its conversion into common stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Note.

     Upon conversion of a Note acquired at a market discount, any market discount not previously included in income (including as a result of the conversion) will carryover to the common stock received. Any such market discount that is carried over to common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of the common stock. To the extent that you receive cash upon conversion of a Note, you will be required to recognize ordinary income to the extent of the market discount accrued on the Note at the time of the conversion.

Amortizable Bond Premium

     If your tax basis in a Note, immediately after the purchase, is greater than the stated redemption price at maturity of the Note, you will be considered to have purchased the Note with amortizable bond premium. In general, amortizable bond premium with respect to any Note will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the stated redemption price at maturity of the Note. For this purpose only, your tax basis in a Note will be reduced by an amount equal to the value of the option to convert the Note into common stock; the value of this conversion option may be determined under any reasonable method. You may elect to amortize any such bond premium, using a constant yield method, over the remaining term of the Note. You may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in income with respect to the Note in that accrual period. If you elect to amortize bond premium, you must reduce your tax basis in the Note by the amount of premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by you and may be revoked only with the consent of the IRS.

     If you make a constant yield election (as described under “-Interest on the Notes” above) for a Note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of your debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Disposition of the Notes

     Subject to the discussion above concerning market discount, you will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other disposition of a Note (other than a conversion into common stock). This gain or loss will equal the difference between your adjusted tax basis in the Note and the proceeds you receive, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the Note. The gain or loss will be long-term capital gain or loss if you held the Note for more than one year. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 15%. The deductibility of capital losses may be subject to limitation.

Conversion of the Notes into Common Stock

     You generally will not recognize any income, gain or loss upon conversion of a Note into common stock except with respect to cash received in lieu of a fractional share of common stock and common stock received with respect to accrued interest. Gain or loss recognized on the receipt of cash paid in lieu of a fractional share will equal the difference between the amount of cash received and the amount of the adjusted tax basis allocable to the fractional share. The fair market value of common stock received with respect to accrued interest will be treated as a payment of interest. See “Consequences to U.S. Holders—Interest on the Notes.” The adjusted tax basis of shares of common stock you receive on conversion will equal the adjusted tax basis of the Note converted (reduced by the portion of the adjusted tax basis allocated to any fractional share of common stock exchanged for cash, and increased by the amount of accrued interest paid in stock). The holding period of the common stock you receive on conversion will generally include the period during which the converted Notes were held prior to conversion, except that the holding period of any stock received with respect to accrued interest will commence on the day after conversion.

Consequences of Conversion Rate Adjustments

     The conversion rate of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution if and to the extent that certain adjustments to the conversion rate increase the proportionate interest of a holder of Notes in our assets or earnings and profits, whether or not such holder ever exercises its conversion privilege.

     Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the proportionate interests of the holders of the Notes, however, will generally not be considered to result in a constructive distribution. For example, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will generally not be a constructive distribution. However, in the event, for example, that we are required to increase the conversion rate of the Notes because we distribute cash dividends to holders of our common stock (see “Description of the Notes—Conversion Rate Adjustments” for a description of such amounts), then you would be treated as currently receiving a constructive distribution, taxable as described below under “—Consequences to U.S. Holders—Dividends,” equal to the value, as of the date of the constructive distribution, of the additional common stock that you would be entitled to receive upon a conversion of the Notes by virtue of the increase in the conversion rate. Therefore, you may recognize income in the event a change in the conversion rate results in a deemed distribution even though you may not then receive any cash or property. Additionally, if a full adjustment to the conversion rate of the Notes is not made to reflect a stock dividend or other event increasing the proportionate interests of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interests of the holders of the common stock generally will be treated as a distribution to such holders.

Dividends

     If, after you convert a Note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend taxable to you to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to your tax basis in the common stock. Any remaining excess will be treated as capital gain. If you are a U.S. corporation, you generally will be entitled to claim a deduction equal to a portion of any dividends received, subject to certain limitations and conditions. Under recent legislation, dividends are generally taxed to non-corporate U.S. holders at a maximum rate of 15%, subject to certain limitations and conditions. This preferential rate is scheduled to expire for taxable years beginning on or after January 1, 2009.

Disposition of Common Stock

     Subject to the discussion above concerning market discount, you will generally recognize capital gain or loss on a sale or exchange of common stock. Your gain or loss will equal the difference between the proceeds you receive in the disposition and your adjusted tax basis in the stock. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized will be long-term capital gain or loss if you held the stock for more than one year. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 15%, subject to adjustment in future taxable years. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

     Information reporting may apply to payments of interest and principal on Notes, payments of dividends on common stock and proceeds of the sale or other disposition of Notes or common stock held by you, and backup withholding (currently at a rate of 28%) may apply unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.

Consequences to Non-U.S. Holders

     You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of Notes (other than a partnership or entity taxable as a partnership for U.S. federal income tax purposes) and you are not a U.S. holder.

Interest on the Notes

     If you are a non-U.S. holder, payments of interest on the Notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our voting stock; and

•	you are not a “controlled foreign corporation” that is related to us.

     The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) or appropriate substitute form to us, or our paying agent. If you hold the Notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

     If you cannot satisfy the requirements described above, payments of interest made to you will be subject to 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of a tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the U.S. and you meet the certification requirements described below. See “Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of Notes

     You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other disposition of a Note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and in the case of an applicable tax treaty, attributable to your permanent establishment in the U.S.);

•	you are an individual who has been present in the U.S. for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are, or were within the shorter of the five-year period preceding such disposition or the period the non-U.S. holder held the Note, a “U.S. real property holding corporation” (“USRPHC”), subject to the discussion below.

     In general, we would be a USRPHC if interests in real estate constituted most of our assets. We believe that we are a USRPHC for U.S. federal income tax purposes. However, so long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder (i) who owns within the time period described above more than 5% of the Notes, if the Notes are regularly traded on an established securities market, (ii) who owns Notes with a value greater than 5% of our common stock as of the latest date any of such Notes were acquired, if the Notes are not regularly traded on an established securities market, or (iii) who actually or constructively owns within the time period described above more than 5% of our common stock, will be subject to United States tax on the disposition thereof.

     Non-U.S. holders that meet any of the ownership requirements discussed above are strongly encouraged to consult their own tax advisors with respect to the United States tax consequences of the ownership and disposition of Notes and common stock.

Conversion of the Notes

     You generally will not recognize any income, gain or loss upon conversion of a Note into common stock. Any gain recognized as a result of the receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See “Consequences to Non-U.S. Holders—Sale of Common Stock” below. The fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest. See “Consequences to Non-U.S. Holders—Interest on the Notes.”

Dividends

     Dividends paid to you on common stock received on conversion of a Note will generally be subject to 30% U.S. federal withholding tax unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of a tax treaty, or the dividends are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. See “Consequences to Non-U.S. Holders—Income or Gain Effectively Connected with a U.S. Trade or Business.”

Conversion Rate Adjustment

     The conversion rate of the Notes is subject to adjustment in certain circumstances. Certain such adjustments could give rise to a constructive distribution to you. See “Consequences to U.S. Holders—Consequences of Conversion Rate Adjustments.” In such case, the constructive distribution would be subject to the rules above regarding withholding of U.S. federal tax on dividends in respect of common stock. See “Consequences to Non-U.S. Holders—Dividends.” It is possible that U.S. federal tax on the constructive distribution would be withheld from interest or principal subsequently paid to you on the Notes or from the stock delivered upon conversion of the Notes.

Sale of Common Stock

     You will generally not be subject to U.S. federal income tax on any gains realized on the sale or exchange or other disposition of common stock unless one of the exceptions described in “Consequences to Non-U.S. Holders—Disposition of Notes” above is applicable to you.

Income or Gain Effectively Connected with a U.S. Trade or Business

     The preceding discussion of the tax consequences of the purchase, ownership and disposition of Notes and common stock by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the Notes, dividends on common stock or gain from the sale, exchange or other taxable disposition of the Notes or common stock is effectively connected with a U.S. trade or business conducted by you (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) also may be subject to a “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Information Reporting and Backup Withholding

     Payments to non-U.S. holders of interest on a Note and dividends on common stock, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

     U.S. backup withholding tax generally will not apply to payments to a non-U.S. holder if the statement described in “Consequences to Non-U.S. Holders—Interest on the Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person or does not qualify for the portfolio interest exception.

     Payment of the proceeds of a sale of a Note or share of common stock effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a Note or share of common stock effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a Note or share of common stock effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

     Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

     The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor is strongly encouraged to consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our Notes or common stock.

SELLING SECURITYHOLDERS

     On January 20, 2005, February 24, 2005 and March 1, 2005, we issued and sold $81,250,000 in aggregate principal amount of the Notes to certain qualified institutional buyers in transactions exempt from the registration requirements of the federal securities laws.

     The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the Notes and the shares of common stock issuable upon conversion of the Notes. Only those Notes and shares of common stock issuable upon conversion of the Notes listed below or in any amendment or supplement hereto may be offered for resale by the selling securityholders pursuant to this prospectus.

     The following table sets forth recent information about the principal amount of Notes and the number of shares of common stock issuable upon conversion of the Notes that may be offered for each selling securityholder’s account pursuant to this prospectus, in each case to the extent known to us as of the date of this prospectus. The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 199.2032 shares per $1,000 principal amount of Notes. This conversion rate is subject to adjustment as described under “Description of Notes – Conversion Rights.” Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Unless set forth below, to our knowledge none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

	Principal			Shares of
	Amount of Notes		Shares of Common	Common Stock
	Beneficially	Percentage of	Stock Beneficially	Issuable Upon	Percentage
	Owned That	Notes	Owned Prior to	Conversion That	Owned After
Name	May Be Sold	Outstanding(1)	Conversion	May Be Sold	Conversion
Akela Capital Master Fund, Ltd.	3,750,000	4.6%	—	747,012	1.0%

Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd. (2)	1,225,000	1.5%	—	244,023	*

Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund (2)	218,000	*	—	43,426	*

Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio (2)	5,732,000	7.1%	—	1,141,832	1.5%

Radcliffe SPC, Ltd. for and on behalf the Class A Convertible Crossover Segregated Portfolio	3,250,000	3.7%	—	597,609	*

Saranac Erisa Arbitrage LTD (2)	2,278,000	2.8%	—	453,784	*

Saranac Erisa Arbitrage LP (2)	163,000	*	—	32,470	*

Saranac Arbitrage LTD (2)	134,000	*	—	1,942,231	2.6%

Satellite Asset Management L.P. on behalf of and for certain of its funds	2,000,000	2.5%	—	398,406	*

Tenor Opportunity Master Fund Ltd.	4,000,000	4.9%	—	796,812	1.1%

Tribeca Global Convertible Investments Ltd.	1,000,000	1.2%	—	199,203	*

All other holders of notes or future transferees, pledgees, donees or successors of any holder(3)(4)	57,500,000	70.8%	—	11,454,184	13.4%

* Less than 1%.

(1)	The percentage of Notes outstanding is based on the $81,250,000 principal amount of Notes originally outstanding. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

(2)	Saranac Capital Management L.P. acts as discretionary investment advisor with respect to this selling securityholder. Accordingly, Saranac Capital Management, L.P. may be deemed to act on behalf of the beneficial owner.

(3)	Information concerning other selling securityholders of the Notes will be set forth in amendments to the registration statement of which this prospectus is a part or in prospectus supplements from time to time, if and when necessary.

(4)	Assumes that any other holders of Notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the Notes are convertible at the conversion price of 199.2032 shares per $1,000 principal amount of the Notes.

     The above table has been prepared based upon information furnished to us by the selling securityholders. The selling securityholders identified above may have sold, transferred or otherwise disposed of some or all of their Notes in transactions exempt from the registration requirements of the Securities Act since the dates on which they provided us information. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend the registration statement of which this prospectus is a part or supplement this prospectus accordingly. The selling securityholders may offer some or all of their Notes or common stock pursuant to the offering contemplated by this prospectus. Additionally, the conversion ratio of the Notes is subject to adjustment and therefore the number of shares of common stock issuable upon conversion of the Notes may increase or decrease. Accordingly, we cannot give an estimate as to the amount of the Notes or common stock issuable upon conversion of the Notes that will be held by the selling securityholders upon the termination of this offering.

PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the Notes and the common stock issuable upon conversion of the Notes offered by this prospectus. The aggregate proceeds to the selling securityholders from the sale of the Notes or common stock issuable upon conversion of the Notes will be the purchase price of the Notes or common stock issuable upon conversion of the Notes less any discounts and commissions. A selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchased of Notes or common stock to be made directly or through agents.

     The Notes and the common stock issuable upon conversion of the Notes may be sold from time to time to purchasers:

•	directly by the selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the Notes and the common stock issuable upon conversion of the Notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     However, in no event will the distribution of the Notes take the form of an underwritten offering without our prior agreement. In any event, we will not be responsible for the compensation paid to any underwriters, broker-dealers or agents. The selling securityholders and any underwriters, broker-dealers or agents who participate in the distribution of the Notes and the common stock issuable upon conversion of the Notes may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the Notes and the common stock issuable upon the conversion of the Notes by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus deliver requirements of the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the Notes and the common stock issuable upon conversion of the Notes are sold through underwriters, broker-dealers or agents the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

     The Notes and the common stock issuable upon conversion of the Notes may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

     These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the Notes and common stock issuable upon conversion of the Notes may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In addition, the selling securityholders may sell shares of our common stock issuable upon conversion of the Notes by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in privately negotiated transactions; and

•	in options transactions.

     The selling securityholders may also loan or pledge Notes or the common stock issuable upon conversion of the Notes to broker-dealers that in turn may sell the Notes and the common stock issuable upon conversion of the Notes.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and the common stock issuable upon conversion of the Notes.

     At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling securityholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

     Our common stock trades on the American Stock Exchange under the symbol “END.” We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotations system. Accordingly, no assurances can be given as to the development of liquidity or any trading market for the Notes. See “Risk Factors—Risk Related to the Notes—An Active Trading Market for the Notes may not Develop.”

     We cannot be certain that any selling securityholder will sell any or all of the Notes or the common stock issuable upon conversion of the Notes pursuant to this prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the Notes and the common stock issuable upon conversion of the Notes by other means not described in this prospectus. In addition, any note or common stock issuable upon conversion of the Notes covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The Notes and the common stock issuable upon conversion of the Notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock issuable upon conversion of the Notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

     The selling securityholders and any other person participating in the sale of Notes or the common stock issuable upon conversion of the Notes will be subject to the Exchange Act. The Exchange Act rules include, without limitations, Regulation M, which may limit the timing of purchases and sales of any of the Notes and the common stock issuable upon conversion of the Notes by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Notes and the common stock issuable upon conversion of the Notes and the ability of any person or entity to engage in market-making activities with respect to the Notes and the common stock issuable upon conversion of the Notes.

     We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes and common stock issuable upon conversion of the Notes to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

     The validity of the Notes offered by this prospectus and our common stock issuable upon conversion of the Notes have been passed upon for us by Porter & Hedges, L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

     The consolidated financial statements of Endeavour International Corporation as of December 31, 2003, and for each of the years in the two-year period ended December 31, 2003, have been audited by L J Soldinger Associates, LLC, independent registered public accountants, as stated in their report. We have incorporated these financial statements in this registration statement in reliance upon L J Soldinger Associates, LLC report, given their authority as experts in accounting and auditing.

     The consolidated financial statements of Endeavour International Corporation as of December 31, 2004, and for the year ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere (incorporated by reference) herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states Endeavour International Corporation acquired OER oil AS on November 23, 2004, and management excluded from its assessment of the effectiveness of Endeavour International Corporation’s internal control over financial reporting as of December 31, 2004, OER oil AS’s internal control over financial reporting associated with total assets of $63.3 million and total revenues of $3.7 million included in the consolidated financial statements of Endeavour International Corporation and subsidiaries as of and for the year ended December

31, 2004. Our audit of internal control over financial reporting of Endeavour International Corporation also excluded an evaluation of the internal control over financial reporting of OER oil AS.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Endeavour International
Corporation

$81,250,000

6.00% Convertible
Senior Notes Due 2012 and
Common Stock Issuable upon Conversion
of the Notes

PROSPECTUS

                                         __, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The following tables sets forth the expenses in connection with the offering described in this registration statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

SEC Registration Fee	$9,564
Printing Costs	$10,000
Legal Fees and Expenses	$10,000
Accounting Fees and Expenses	$20,000
Miscellaneous	—
Total	$49,564

ITEM 15. Indemnification of Directors and Officers.

     Our Articles of Incorporation provide that no officer or director of Endeavour will be personally liable to Endeavour or its stockholders for damages for breach of fiduciary duty as a director or officer, other than (1) for acts or omissions that involve intentional misconduct, fraud or knowing violations of law or (2) the unlawful payment of a distribution. In addition, our Articles of Incorporation and Bylaws provide that Endeavour will indemnify its officers and directors and advance related costs and expenses incurred by our officers and directors to the fullest extent permitted by Nevada law. In addition, Endeavour may also enter into agreements with any officer or director and may obtain insurance indemnifying officers and directors against certain liabilities incurred by them.

     NRS Section 78.138 provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

     NRS Section 78.7502 permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

     NRS Section 78.751 permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. NRS 78.751 further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise. NRS 78.752 provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

ITEM 16. Exhibits.

Exhibit
Number		Description

3.1	—	Amended and Restated Articles of Incorporation of Endeavour International Corporation (incorporated by reference from Exhibit 3.2 to the Quarterly Report on Form 10-Q as filed with the SEC on August 6, 2004, File No. 001-32212).

3.2	—	Amended and Restated By-Laws of Endeavour International Corporation (incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q as filed with the SEC on August 6, 2004, File No. 001-32212).

3.3	—	Amended and Restated Certificate of Designation of Series B Preferred Stock (incorporated by reference from Exhibit 3.3 to the Quarterly Report on Form 10-Q as filed with the SEC on August 6, 2004, File No. 001-32212).

4.1	—	Indenture dated January 20, 2005 between Endeavour International Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed January 24, 2005, File No. 001-32212).

4.2	—	Registration Rights Agreement dated January 20, 2005 between Endeavour International Corporation and JP Morgan Securities Inc. and Sanders Morris Harris Inc., as placement agents (incorporated by reference from Exhibit 4.2 to the Current Report on Form 8-K filed January 24, 2005, File No. 001-32212).

*5.1	—	Opinion of Porter & Hedges, L.L.P.

*8.1	—	Tax Opinion of Porter & Hedges, L.L.P.

*12.1	—	Computation of Ratios of Earnings to Fixed Charges.

*23.1	—	Consent of L J Soldinger Associates LLC.

*23.2	—	Consent of KPMG LLP.

*23.3	—	Consent of Gaffney, Cline & Associates Ltd.

*23.4	—	Consent of Porter & Hedges, L.L.P. (contained in Exhibit 5.1).

*23.5	—	Consent of Porter & Hedges, L.L.P. (contained in Exhibit 8.1).

*24.1	—	Powers of Attorney (included on signature pages).

*25.1	—	Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

*	Filed herewith.

ITEM 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 18, 2005.

ENDEAVOUR INTERNATIONAL CORPORATION

By:	/s/ Robert L. Thompson

Robert L. Thompson
Vice President, Chief Accounting Officer

POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below, constitutes and appoints William L. Transier, John N. Seitz and Robert L. Thompson and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Endeavour International Corporation to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-3 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments and additional registration statements filed pursuant to Rule 462 of the Securities Act), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John N. Seitz	Co-Chief Executive Officer	April 18, 2005

John N. Seitz	and Director (Principal Executive Officer)

/s/ William L. Transier	Co-Chief Executive Officer	April 18, 2005

William L. Transier	and Director (Principal Executive Officer)

/s/ Robert L. Thompson	Vice President, Chief Accounting Officer	April 18, 2005

Robert L. Thompson	(Principal Financial Officer and Principal Accounting Officer)

/s/ John B. Connally III	Director	April 18, 2005

John B. Connally III

/s/ Barry J. Galt	Director	April 18, 2005

Barry J. Galt

/s/ Nancy K. Quinn	Director	April 18, 2005

Nancy K. Quinn

INDEX TO EXHIBITS

Exhibit
Number		Description

3.1	—	Amended and Restated Articles of Incorporation of Endeavour International Corporation (incorporated by reference from Exhibit 3.2 to the Quarterly Report on Form 10-Q as filed with the SEC on August 6, 2004, File No. 001-32212).

3.2	—	Amended and Restated By-Laws of Endeavour International Corporation (incorporated by reference from Exhibit 3.1 to the Quarterly Report on Form 10-Q as filed with the SEC on August 6, 2004, File No. 001-32212).

3.3	—	Amended and Restated Certificate of Designation of Series B Preferred Stock (incorporated by reference from Exhibit 3.3 to the Quarterly Report on Form 10-Q as filed with the SEC on August 6, 2004, File No. 001-32212).

4.1	—	Indenture dated January 20, 2005 between Endeavour International Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed January 24, 2005, File No. 001-32212).

4.2	—	Registration Rights Agreement dated January 20, 2005 between Endeavour International Corporation and JP Morgan Securities Inc. and Sanders Morris Harris Inc., as placement agents (incorporated by reference from Exhibit 4.2 to the Current Report on Form 8-K filed January 24, 2005, File No. 001-32212).

*5.1	—	Opinion of Porter & Hedges, L.L.P.

*8.1	—	Tax Opinion of Porter & Hedges, L.L.P.

*12.1	—	Computation of Ratios of Earnings to Fixed Charges.

*23.1	—	Consent of L J Soldinger Associates LLC.

*23.2	—	Consent of KPMG LLP.

*23.3	—	Consent of Gaffney, Cline & Associates Ltd.

*23.4	—	Consent of Porter & Hedges, L.L.P. (contained in Exhibit 5.1).

*23.5	—	Consent of Porter & Hedges, L.L.P. (contained in Exhibit 8.1).

*24.1	—	Powers of Attorney (included on signature pages).

*25.1	—	Statement of Eligibility and Qualification of the Trustee under the Trust Indenture Act of 1939, as amended, on Form T-1.

*	Filed herewith.